Exhibit 99.1

NASDAQ Stock Market Confirms WorldHeart’s
Compliance with NASDAQ Listing Rule 5550(a)(4)

Oakland, CA – September 8, 2009: (NASDAQ: WHRTD) – World Heart Corporation (the “Company”) announced today that, on August 31, 2009, the Company received a NASDAQ Staff Deficiency Letter indicating that the Company does not comply with NASDAQ Listing Rule  5550(a)(4). This rule requires the Company to maintain a minimum of 500,000 publicly held shares for continued listing on the NASDAQ Capital Market. Subsequently, on September 4, 2009, the Company received a letter from the NASDAQ Staff stating that the Company has regained compliance with Listing Rule 5550(a)(4) and that this matter is now closed.

About World Heart Corporation

WorldHeart is a developer of mechanical circulatory support systems.  WorldHeart is headquartered in Salt Lake City, Utah with additional facilities in Oakland, California, USA and Herkenbosch, The Netherlands.  WorldHeart’s registered office is in Ottawa, Ontario, Canada.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include all statements relating to WorldHeart’s ability to regain compliance with the NASDAQ Capital Market listing requirements, as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: delisting from the NASDAQ Capital Market if compliance with the listing standards, including the minimum publicly held shares requirement, is not maintained; and other risks detailed in WorldHeart’s filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009.